Exhibit 99.1

IMETRIK M2M SOLUTIONS INC. ENTERS MULTI-BILLION DOLLAR MACHINE-TO-MACHINE MARKET

Montreal, QC – November 29, 2010 -- iMetrik M2M Solutions Inc. (OTCBB-MLSV.OB) today announced the receipt of a Letter of Intent from iMetrik Global Inc., granting it an exclusive license to use the iMetrik platform, including devices, network, and applications, to bring solutions to the Machine-to-Machine (“M2M”) market. A Memorandum of Agreement and License Agreement will follow the Letter of Intent, both expected to be signed and implemented early 2011.

Under the terms of the agreement, iMetrik M2M Solutions Inc. will have the exclusive right to market and distribute M2M solutions for stationary asset markets worldwide using the iMetrik technologies developed over the last six years, as well as developing new applications based on the iMetrik platform. This includes industrial, commercial and personal market segments such as building management, lighting systems, vending machines, point of sale terminals, information technology equipment, power supply systems, security, remote healthcare monitoring and mobile internet devices.

iMetrik’s M2M technology enables remote monitoring and selective enabling, disabling, or any other command, over targeted equipment and services from virtually anywhere to anywhere in the world. With exclusive access to a rich, well-defined, proven and certified suite of components that covers every layer from the end-device through the network and all the way to the end-user’s software interface, iMetrik M2M will be capitalizing on more than six years of research and development into the rapidly growing machine-to-machine communications market.

Based on the strength of the end-to-end solution it now offers to stationary markets as the sole, worldwide provider of iMetrik technology, iMetrik M2M has engaged in discussions with various institutions in the Credit Management, Equipment Monitoring, and Pay Per Use market segments, and has initiated pursuit of strategic partnerships in the Healthcare, Security and Energy sectors, which together represent a market worth billions of dollars and which is expected to grow at double-digit compounded annual growth rates.

iMetrik M2M’s Mission Statement

iMetrik M2M’s mission is to be recognized as a world leading solution provider of wireless communication services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine, the “Internet of Things”. With the combination of its embedded device, global network and web service, the iMetrik M2M platform moves the information from the source directly to the desktop, greatly reducing cost and implementation time, at the same time helping develop new service offerings and open up new markets.  iMetrik is the new M2M world.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.